FIRST AMENDMENT TO SECURITIES PURCHASE AGREEMENT

This First Amendment to Securities Purchase Agreement (the “Amendment”) is made and entered into this 21st day of January, 2004, by and between Petrohawk Energy, LLC, a Delaware limited liability company (“Petrohawk”) and Beta Oil & Gas, Inc., a Nevada corporation (the “Company”).

RECITALS:

WHEREAS, on December 12, 2003, Petrohawk and the Company executed that certain Securities Purchase Agreement (the “Agreement”); and

WHEREAS, Petrohawk and the Company wish to amend the Agreement;

NOW, THEREFORE, in consideration of the mutual promises contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.   Terms Defined in the Agreement. Unless otherwise defined in this Amendment, each term defined in the Agreement shall have the meaning assigned to it in the Agreement.

2.   Section 10.1(b). The Termination Date as defined in Section 10.1(b) of the Agreement is hereby changed from April 30, 2004 to May 31, 2004.

3.   Securities Purchase Agreement in Effect. Except as modified herein, the terms and provisions of the Agreement remain in full force and effect.

4.   Counterparts. This Amendment may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed by their respective Authorized Officers on the day and year first above written.

PETROHAWK:

PETROHAWK ENERGY, LLC

By:

Name:	Floyd C. Wilson
Title:	President and Chief Executive Officer

COMPANY:

BETA OIL & GAS, INC.

By:

Name:	David A. Wilkins
Title:	President and Chief Executive Officer

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